Exhibit 10.1.2

CONSOLIDATED EDISON, INC.

Performance Unit Award for Officers

CEI hereby grants an award of Performance Units (the “Units”) to «FirstName»«LastName» (the “Employee”) under the Consolidated Edison, Inc. Long Term Incentive Plan, effective as of May 20, 2013, as may be amended from time to time (the “Plan”) as follows:

Date of Grant	Target Number	Performance Period	Vesting Date
«Date»	«PBRS» Units	«Performance Years»	«Date»

This Award is subject to the terms and conditions set forth herein and in the Plan. The terms of this Award are subject in all respects to the provisions of the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

Each Performance Unit shall represent the right, upon vesting, to receive one share of Common Stock (“Share”), the cash value of one Share, or a combination thereof. The cash value of a Performance Unit shall equal the closing price of a Share on the NYSE in the Consolidated Reporting System for the trading day immediately prior to the applicable Vesting Date. If no trading of Shares occurred on such trading date, CEI will use the closing price of a Share in the Consolidated Reporting System as reported for the last preceding day on which sales of Shares have been reported shall be used.

Performance Targets: (a) Total Shareholder Return (TSR). Fifty percent of the Performance Units will be earned based on the Company’s TSR compared to the «Date»Compensation Peer Group1 over the Performance Period. The maximum payout of the Performance Units that may be earned upon attainment of the TSR portion is set forth in Schedule A. In the event that the companies that make up the «Date» Compensation Peer Group change during the Performance Period, the Management Development and Compensation Committee (the “Committee”) will use the «Date» Compensation Peer Group as constituted on the Date of Grant. If a company ceases to be publicly traded before the end of the Performance Period, that company’s total shareholder return will not be used to calculate the payout of the Performance Units.

(b) Adjusted Target Incentive Fund. The remaining fifty percent of the Performance Units will be earned based on the average of the Adjusted Target Incentive Fund as defined in the Consolidated Edison Company of New York, Inc.

[1]	The companies that comprise the Compensation Peer Group will be determined by the Committee at the Date of Grant.

2005 Executive Incentive Plan, as amended from time to time (“Executive Incentive Plan”) expressed as a percentage of the Target Incentive Fund as defined in the Executive Incentive Plan for each year in the Performance Period.

(c) Determination of Award Amount. The actual number of Performance Units to be paid to the Employee can range from 0 to «Number» percent of the above Target Number of Performance Units. Subject to Section 1 below, after the close of the Performance Period, the Committee will determine whether the Performance Targets have been met in accordance with the terms of the Plan and this Agreement and, if applicable, certify the performance in accordance with the requirements of Code Section 162(m) The Committee also has the authority in accordance with Section 12 below, to recover Shares or amounts paid with respect to the Performance Units after they have been paid.

(d) Unfunded promise to pay. The Performance Units represent general, unsecured liabilities of the Company and shall not confer any right, title or interest in any assets of the Company and does not require a segregation of any assets of the Company.

1. Consequences of Separation from Service and Death. In the event of the Employee’s “separation from service” from the Company and its Affiliates as determined under the default provisions of Code Section 409A (“Separation from Service”) or upon his/her death prior to the Vesting Date, the Employee’s rights will be as set forth below:

a.	If the Employee incurs a Separation from Service other than by reason of Retirement, Disability or death, or a deemed Separation from Service while on an approved leave of absence (a “Leave Separation”), during a Performance Period, his/her Performance Units will be cancelled and forfeited without payment.

b.	If the Employee dies during the Performance Period, payment (if any) of his/her Performance Units will be prorated based on his or her actual period of Service from the Date of Grant to the Employee’s date of death. The Employee’s beneficiaries or the Employee’s estate, as the case may be, shall receive payment of the Performance Units within 90 days following the Employee’s death. The determination of the attainment of the performance factors will be made by the Vice President of Human Resources of Consolidated Edison Company of New York, Inc. (the “Vice President”) using the indicators as of the end of the month in which the date of death occurs for the TSR and using the prior fiscal year(s) Adjusted Target Incentive Fund expressed as a percentage of the prior year(s) approved payout percentage of his or her Executive Incentive Plan Award.

c.	If the Employee incurs a Separation from Service by reason of Retirement[3] or Disability during the Performance Period, then payment (if any) of his/her Performance Units will be prorated based on the actual period of Service from the Date of Grant to the date of the Employee’s Disability or Retirement, and shall be based on actual performance achieved under the performance factors through the end of the Performance Period. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Performance Units within 90 days following the Vesting Date.

d.	If the Employee is deemed to have incurred a Separation from Service by reason of a Leave Separation during the Performance Period, then payment (if any) of his/her Performance Units will be prorated based on the actual period of Service from the Date of Grant to the date of the Employee’s deemed Separation from Service, and shall be based on actual performance achieved under the performance factors through the end of the Performance Period; provided, however, that if the Employee returns to employment with the Company during the Performance Period, his/her Performance Units will be recalculated based on his/her actual period of Service including the period during which the Employee is on an approved leave of absence. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Performance Units within 90 days following the Vesting Date.

2. Form of Payout. Subject to Section 3 below, the Performance Units will be paid in a lump sum, either in Shares, in cash, or a combination, pursuant to an election made by the Employee on a form prescribed by the Vice President. The Employee’s election will be effective only when filed with the Vice President prior to December 31 of the year before the Date of Grant, and shall be subject to the Committee’s discretion. Subject to the Committee’s discretion, cash may also be deferred into the Company Deferred Income Plan (the “DIP”).

3. Deferrals. Subject to the Committee’s discretion, the Employee will have a one-time election to defer the receipt of the cash value of the Performance Units into the DIP or to defer the right to convert the Performance Units into Shares and to receive them, or a combination thereof pursuant to an election made by the Employee on a form prescribed by the Vice President. The Employee’s deferral election will be subject to, and made in accordance with, the terms and conditions of the DIP.

4.	Voting and Dividend or Dividend Equivalent Rights.

a.	The Employee shall not be entitled to any voting rights with respect to the Performance Units awarded. Furthermore, the Employee shall not be entitled to any dividend or Dividend Equivalent payments until the Performance Units vest.

b.	If the Employee receives Shares on the Vesting Date, he or she will be entitled to receive dividends on the Shares when dividends are otherwise paid.

c.	If, however, the Employee elects prior to the Date of Grant to defer the right to convert the Performance Units into Shares and to receive them, he or she will be entitled to receive Dividend Equivalents payments on the Performance Units once the Performance Units vest. These Dividend Equivalent payments can be received as additional Shares, cash, or as cash deferred into the DIP.

d.	If on the Vesting Date, the Employee receives a cash payment or previously elected to defer the cash value into the DIP, he or she will not receive Dividend Equivalent payments.

e.	Dividend Equivalent payments are made on the Dividend Payment Date, which is the date CEI pays any dividend on outstanding Shares based on the number of Performance Units held by the Employee as of the record date for such dividend.

5. Deferral Election for Dividend Equivalent Payments. A deferral of Dividend Equivalent payments in connection with a deferral of the Performance Units must be made at the same time as the deferral of the receipt of the Performance Units and is subject to the same requirements and conditions as set forth in section 3 above. Subject to the Committee’s discretion, at that time, the Employee may elect to receive the Dividend Equivalent payments as additional Shares of Common Stock to be distributed or deferred to a future date, or as cash to be distributed or deferred into the DIP.

6. No Right to Continued Employment. Nothing contained herein shall constitute a contract of employment between the Company and the Employee and this Agreement shall not be deemed to be consideration for, or a condition of, continued employment of the Employee or affect any right of the Company to terminate the Employee’s employment.

7. Leave of Absence. If the Employee is officially granted a leave of absence for illness, military or governmental service or other reasons by the Company or its subsidiaries, for purposes of this Award, such leave of absence shall not be treated as a Separation from Service except to the extent required pursuant to Section 409A.

8. Payment. Subject to any deferral election and except as provided in Section 1 herein, the Company shall pay the Employee (a) the cash value of the Shares represented by the Performance Units, (b) the Shares, or (c) a combination of cash and Shares during the 90 day period following the Vesting Date. Prior to vesting, the Performance Units represent an unfunded and unsecured promise to pay the Employee the cash value of Shares, Shares or a combination thereof upon vesting.

9. Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, the Performance Units shall not be subject to alienation, sale, transfer, assignment, pledge, encumbrance, attachment, execution, levy, garnishment or other legal process by creditors of the Employee, the Employee’s beneficiary or by the Employee. Any attempted transfers shall be null and void and of no effect.

10. Tax Withholding. Pursuant to such methodology as determined by the Committee, the Company shall have the authority to make such provision and take such steps as it deems necessary or appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the Performance Units.

11. Administration. Except as otherwise expressly provided in the Plan, the Plan Administrator shall have full and final power and authority with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Plan Administrator and any decision made by the Plan Administrator with respect to this Agreement shall be final and binding on all parties. References to the Plan Administrator in this Agreement shall be read to include a reference to any delegate of the Plan Administrator.

12. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to Performance Units by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Amendment. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan, this Agreement or the Performance Units, in whole or in part, as it may deem advisable, except no such action (i) that would require the consent of the Board and/or the stockholders of CEI pursuant to Code Section 162(m) or any other Applicable Laws, the listing requirement of any national securities exchange or national market system on which are listed any of CEI’s equity securities shall be effective without such consent; and (ii) may be taken without the written consent of the Employee, which materially adversely affects his or her rights concerning the Performance Units, except as such termination, suspension or amendment of this Agreement is required by Applicable Laws.

14.	Code Section 409A.

a.	The Plan and this Agreement are intended to satisfy the applicable requirements of Section 409A or an applicable exemption to Section

409A and shall be administered and interpreted consistent with such intent. If the Committee determines in good faith that any provision contained in the Plan or herein does not satisfy such requirements or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, or could otherwise contravene the applicable provisions of Section 409A, the Committee will modify, to the maximum extent practicable, the original intent of the applicable provision without violation of the requirements of Section 409A (Section 409A Compliance), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify this agreement, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee shall be final and binding on all parties.

b.	Notwithstanding anything in the Plan or herein to the contrary, if the Employee is a “specified employee” for purposes of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date on which the Employee incurs a Separation from Service, any payment hereunder that is deemed to be a “deferral of compensation” subject to Section 409A and is payable on the Employee’s Separation from Service shall be paid or commence to be paid on the fifteenth business day after the date that is six months following the Employee’s Separation from Service, provided, however, that a payment delayed pursuant to this clause (b) shall commence earlier in the event of the Employee’s death prior to the end of the six-month period.

15. Recoupment of Awards. The Employee’s Performance Units are subject to the Company’s Recoupment Policy, as amended from time to time or any Company recoupment policies or procedures that may be required under Applicable Laws.

a.	Under this Recoupment Policy, appropriate actions, as determined by the Committee, will be undertaken by the Company to recoup the Excess Award Amount, as defined below, received by the Employee when:

1.	The Audit Committee of CEI determines that CEI is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”);

2	The Employee received the Performance Unit during the three-year period preceding the date on which CEI is required to prepare a Restatement; and

3	The amount of the Performance Units received by the Employee, based on the erroneous data, was in excess of what would have been paid to the Employee under the Restatement (the “Excess Award Amount”).

b.	As consideration for the receipt of the Performance Units, the Employee agrees that any prior Award granted under the terms of the Plan or any prior long-term incentive plan of the Company is subject to this Recoupment Policy.

16. Miscellaneous. In the event of a conflict between this document and the Plan, the terms and conditions of the Plan shall control. The Employee may request a copy of the Plan from the Vice President at any time.

By accepting this Award in accordance with the procedures established by the Company, the Employee has indicated that he/she has received, read, understood and accepted the terms, conditions and restrictions of this Agreement and the Plan and he/she consents to, the terms of this Award and any actions taken under the Plan by CEI, the Board, the Committee or the Plan Administrator.

«FirstName»«LastName»

Schedule A

“Total Shareholder Return” percentage is the weighting earned based on the cumulative change in Company Total Shareholder Returns over the Performance Period beginning «Date»and ending on «Date» compared with the Company’s Compensation Peer Group as constituted on the Date of Grant. In the event that the companies that make up the Compensation Peer Group change during the Performance Period, the Committee will use the Compensation Peer Group as constituted on the Date of Grant. If a company ceases to be publicly traded before the end of the Performance Period, that company’s total shareholder returns will not be used to calculate the payout of the Performance Units.

The levels of Performance Units will be earned as follows:

Company Percentile Rating	Percentage Payout of Shares Awarded

8